Exhibit 99.1

Yayi International Reports Third Quarter and First Nine Months of Fiscal 2012 Financial Results

TIANJIN, China--(BUSINESS WIRE)--February 14, 2012--Yayi International Inc. (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the third quarter and first nine months of fiscal year 2012 ended December 31, 2011.

Third Quarter 2012 Highlights

  Net sales decreased 6.6% to $8.0 million from $8.6 million for the second quarter of fiscal 2012
  Gross profit remained flat at $5.3 million from $5.4 million for the previous quarter
  Gross margin increased to 66.3% from 63.4% for the previous quarter
  Adjusted net loss was $0.8 million compared to an adjusted net income of $0.2 million for the previous quarter

Ms. Li Liu, Chief Executive Officer of Yayi International, commented, "We focused this quarter on building a stronger revenue mix by strengthening our powdered infant formula sales and increasing productivity of existing locations. From late summer to winter of 2011, the government began requiring all distributors to have permits for selling infant formula. This led to the temporary disruption in sales for some of our smaller distributors as they worked to obtain the necessary permits. As of the end of calendar 2011, the majority of our distributors had received the necessary permits. Though this temporary disruption is reflected in our financials, we do believe this regulation will lead to a stronger infant dairy industry in China and higher quality earnings for us over the long run through stronger distributor partnerships. Furthermore, by focusing on productivity, we lowered slotting fees as we slowed entry into new supermarkets to focus on existing locations. Lastly, we are pleased to note that this quarter, our powdered infant formula segment grew by over 30% sequentially in sales. Our recently launched Golden Brand particularly outperformed, with sales growing rapidly to $172,000 for the third fiscal quarter after it was launched in the second fiscal quarter. We have chosen to focus on our infant formula unit for several reasons. First, this is our highest margin product segment. As a result of the shift in revenue mix this quarter towards a higher proportion of infant formula sales, we saw gross margin rise to 66.3% from 63.4% in the previous quarter. Second, China’s infant formula market continues to grow rapidly while it is fragmented and remains troubled by infant dairy product quality crises related to cow milk. This means that there is a significant opportunity for growth and market share gains, especially for goat milk formula. Lastly, 2012 is the year of the Dragon according to the lunar calendar. As Chinese culture considers this to be a particularly auspicious year, analysts predict that China will experience a mini baby boom. We believe that by focusing on our powdered formula infant segment, we will be able to capitalize on these positive market trends to further enhance our sales performance and return for shareholders.”

Sequential Comparison of Third Quarter 2012 vs. Second Quarter 2012

	Three Months	Three Months
	ended Dec 31,	ended Sep 30,
	2011	2011
	(unaudited)	(unaudited)

Net sales	8,005,888	8,569,544

Cost of goods sold	2,698,622	3,134,304

Gross profit	5,307,266	5,435,240
	66.3%	63.4%
Operating expenses:
Sales and marketing expenses	4,215,861	3,935,749
General and administrative expenses	874,888	789,623

Total operating expenses	5,090,749	4,725,372

Income (loss) from operations	216,517	709,868

Other income (expenses):
Interest income	15,853	17,547
Interest expenses, including accretion of preferred stocks	(309,365)	(288,924)
Amortization of deferred financing costs and debt discount	(558,711)	(515,578)
Change in fair value of derivative liabilities	201,948	821,710
Loss on write down of assets held for sale	(623,305)	-
Expense on make good provision	17,285	31,143
Reversal of registration penalties	388,452	-
Settlement of registration penalties	(392,480)	-
Other (expenses) income	699	(2,208)

Loss before income tax	(1,043,106)	773,558

Income tax expenses / (benefits)	(111,581)	(236,473)

Net (loss) income	(1,154,687)	537,085

Accretion of preferred stock	(1,963,220)	(1,786,880)

Net loss attributable to common stockholders	(3,117,907)	(1,249,795)

Other comprehensive income
Foreign currency translation adjustment	211,971	389,026

Comprehensive loss attributable to common stockholders	(2,905,936)	(860,769)

Loss per share of common stock
- Basic	(0.12)	(0.05)
- Diluted	(0.12)	(0.05)

Weighted average shares of common stock outstanding
- Basic	26,454,558	26,454,558
- Diluted	26,454,558	26,454,558

Third Quarter Fiscal 2012 Financial Performance

For the three months ended December 31, 2011, net sales decreased 6.6% sequentially to $8.0 million from $8.6 million for the second quarter of fiscal 2012. The sequential decline was primarily driven by the Company’s decision to end sales of certain lower performing product lines at the end of the calendar year. Average unit sales price increased to RMB203 per kilogram from RMB195 per kilogram reflecting a greater proportion of youth and adult formula products, which have a lower selling price and gross margin than infant formula products. Net sales also includes industrial milk powder sales of $8,000 compared to $299,000 for the prior quarter as a result of an increase in internal use of milk powder by the Company.

Gross profit for the third quarter of fiscal 2012 remained stable at $5.3 million compared to $5.4 million for the previous quarter. Gross margin rose to 66.3% from 63.4% for the previous quarter driven by a revenue mix shift towards a greater proportion of powdered infant formula products.

Income from operations was $0.2 million compared to $0.7 million for the previous quarter. Operating expenses remained steady at $5.1 million compared to $4.7 million for the previous quarter. Sales and marketing expense rose by 7.1% to $4.2 million from $3.9 million for the previous quarter as promotional expenses remained high at approximately $3.2 million compared to $3.1 million for the previous quarter. This increase reflects the Company’s continued strategy of focusing on promotion events rather than from TV advertising. General and administrative expense remained stable at $0.9 million compared to $0.8 million for the previous quarter.

Net loss was $1.2 million compared to a net income of $0.5 million for the previous quarter. This reflects a non-cash write-down of assets held for sale of $623,000 related to the capital lease of eight goat farms in Shanxi scheduled for March 2012. The Company has chosen to streamline its goat farm operations by removing non-profitable farms and investing more on the quality control and innovation at its two goat breeding farms.

Net loss attributable to common stockholders was $3.1 million, or $0.12 per diluted share, compared to $1.2 million for the previous quarter.

Adjusted net loss was $0.8 million compared to an adjusted net income of $0.2 million for the previous quarter. Adjusted net income excludes non-cash measures including stock-based compensation expense, amortization of deferred debt issuance costs, change in fair value of derivative liabilities, make good provision expense and accretion of preferred stock. Please refer to the reconciliation table at the end of the release for more details.

First Nine Months of Fiscal 2012 Financial Performance

Net sales for the first nine months of fiscal year 2012 increased 20.3% to $24.9 million from $20.7 million for the first nine months of fiscal year 2011. Gross profit increased 25.7% to $16.0 million from $12.7 million for the prior year period. Income from operations was $2.6 million compared to a loss from operations of $1.5 million for the prior year period. Net income was $110,000 compared to a net loss of $2.0 million for the prior year period. Net loss attributable to common stockholders was $5.3 million, or $0.20 per diluted share, compared to $2.0 million for the prior year period. Adjusted net income was $0.3 million compared to an adjusted net loss of $0.9 million for the prior year period.

As of December 31, 2011, Yayi International held $16.9 million in cash and cash equivalents. Net cash provided by operating activities for the first nine months of fiscal year 2012 was $1.0 million.

Business Commentary

Ms. Liu remarked, “We are a company focused on improving and tailoring our strategies to better fit the market and competitive environment within which we operate. This is especially important given the turbulence of China’s dairy market. Over the past year and even in the past few months, we have seen several food and especially dairy quality crises affect consumer confidence. We recognize that such a challenging environment may impact our performance from quarter to quarter. However, we remain confident in the long term potential of this market as our management team is prepared to adapt to better capture the profitability and growth available in this dynamic and rapidly growing industry.”

Ms. Liu continued, “We continue to make progress on our new distribution model, which moves from province-level distributor relationships to city-level distributor relationships to increase efficiency. This strategy extends our continued focus on shortening our distribution chain. As previously announced, we implemented direct sales contracts with infant-maternity retail chains to directly negotiate with the end retail customer. Though we are still evaluating the full impact of this strategy, we are encouraged by initial market feedback. Overall, we recognize that the benefits of our new initiatives will be realized gradually but we are confident our continual focus on increasing efficiency will contribute to shareholder returns over the long term.”

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including stock-based compensation expense, amortization of deferred debt issuance costs, change in fair value of derivative liabilities, make good provision expense and accretion of preferred stock. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three Months Ended			Nine months Ended
	December	September	December	December	December
	31, 2011	30, 2011	31, 2010	31, 2011	31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported net income (loss)	$(1,154,687)	$537,085	$(234,340)	$110,480	$(1,956,735)
Stock based compensation	48,714	46,041	437,376	127,643	1,133,854
Amortization of deferred financing cost and debt discount	558,711	515,578	429,176	1,553,502	499,009
Change in fair value of derivative liabilities	(201,948)	(821,710)	(979,923)	(1,438,689)	(843,037)
Expense on make good provision	(17,286)	(31,143)	293,029	(35,808)	293,029
Adjusted net income(loss)	(766,496)	245,851	(54,682)	317,128	(873,880)
Accretion of preferred stock	(1,963,220)	(1,786,880)	-	(5,376,479)	-
Adjusted net income(loss) available to common shareholders	(2,729,716)	(1,541,029)	(54,682)	(5,059,351)	(873,880)
Diluted weighted average shares of common stock outstanding	26,454,558	26,454,558	26,454,394	26,454,558	26,433,743
Adjusted net (loss) available to common shareholders per diluted shares	$(0.1)	$(0.06)	$(0.002)	$(0.19)	$(0.03)

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	March 31
	2011	2011
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$16,894,253	$13,360,392
Restricted cash	408,090	1,412,404
Accounts receivable, net of allowances of $91,699 and $72,036	5,993,752	4,776,780
Other receivable, net of allowances of $59,428 and $43,230	862,149	574,383
Inventories	3,872,826	3,885,481
Prepaid expenses	155,304	309,894
Land use rights - current portion	20,263	19,611
Advances	861,918	900,033
Deferred tax asset	-	374,124
Deferred financing cost	337,237	159,496
Total current assets	29,405,792	25,772,598

Property, plant and equipment, net	6,619,985	8,063,507
Construction in progress, net
Livestock, net	287,168	563,402
Assets held for sale	1,871,623	-
Goodwill	299,281	289,643
Land use rights	950,678	942,939
Deposits on property, plant and equipment	19,865,064	19,063,439
Deferred tax asset	46,122	31,225
Deferred financing cost	655,162	867,552
Other assets

Total assets	$60,000,875	$55,594,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$13,120,881	$10,654,328
Accounts payable	2,196,524	884,407
Notes payable
Other payable, bills payable and accrued expenses	2,939,263	3,172,782
Dividend payable	-
Advance from customers	133,215	90,232
Income and other tax payable	1,039,405	1,214,494
Make good provision	169,875	-
Long term loans - current portion	-	17,697

Total current liabilities	19,599,163	16,033,940

Long-term liabilities:
Due to stockholders	5,567,772	5,450,233
Derivative liabilities	730,191	1,776,400
Convertible notes, net of discount of $3,025,865 and $3,858,839	5,894,135	5,061,161
Deferred tax liability	-	-
	12,192,098	12,761,077

Total liabilities	31,791,261	28,795,017

PREFERRED STOCK, par value $0.001, 10,000,000 shares
authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus internal rate of return of 25% from date of issuance to date of redemption, 1,530,612 shares
issued and outstanding	21,121,644	15,745,165

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized,
26,454,558 shares issued and outstanding, respectively	26,454	26,454
Stock subscription receivable
Additional paid-in capital	2,931,498	5,840,290
Statutory surplus reserve fund	1,442,434	1,142,397
Retained earnings	-	2,529,601
Accumulated other comprehensive income	2,687,584	1,515,381

Total stockholders’ equity	7,087,970	11,054,123

Total liabilities and stockholders' equity	$60,000,875	$55,594,305

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three months ended		Nine months ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$8,005,888	$6,429,936	$24,919,126	$20,717,005

Cost of goods sold	2,698,622	2,467,795	8,957,173	8,022,963

Gross profit	5,307,266	3,962,141	15,961,953	12,694,042

Operating expenses:
Sales and marketing expenses	4,215,861	3,089,641	10,930,172	10,835,434
General and administrative expenses	874,888	1,127,672	2,481,109	3,365,857

Total operating expenses	5,090,749	4,217,313	13,411,281	14,201,291

Income (loss) from operations	216,517	(255,172)	2,550,672	(1,507,249)

Other income (expenses):
Interest income	15,853	5,782	51,471	11,293
Interest expenses	(309,365)	(142,583)	(831,733)	(506,253)
Amortization of deferred financing costs and debt discount	(558,711)	(429,176)	(1,553,502)	(499,009)
Change in fair value of derivative liabilities	201,948	979,923	1,438,689	843,037
Loss on write down of assets held for sale	(623,305)	-	(623,305)	-
Expense on make good provision	17,286	(293,029)	35,808	(293,029)
Reversal of registration penalties	388,452	-	267,600	-
Settlement of registration penalties	(392,480)	-	(392,480)	-
Other (expenses) income	699	(1,555)	(25,204)	(26,356)

(Loss) income before income tax	(1,043,106)	(135,810)	918,016	(1,977,566)

Income tax (expense)/benefits	(111,581)	(98,530)	(807,536)	20,831

Net (loss) income	(1,154,687)	(234,340)	110,480	(1,956,735)

Accretion of preferred stock	(1,963,220)	-	(5,376,479)	-

Net loss attributable to common stockholders	(3,117,907)	(234,340)	(5,265,999)	(1,956,735)

Other comprehensive income
Foreign currency translation adjustment	211,971	405,959	$1,172,203	994,361
Comprehensive (loss) income attributable to common stockholders	$(2,905,936)	$171,619	(4,093,796)	$(962,374)

Add: Net loss (income) attributable to noncontrolling interests	-	-	-	-

Net (loss) income attributable to Yayi International, Inc.	$(2,905,936)	$171,619	$(4,093,796)	$(962,374)

Loss per share of common stock
- Basic	$(0.12)	$(0.01)	(0.20)	$(0.07)
- Diluted	$(0.12)	$(0.01)	(0.20)	$(0.07)

Weighted average shares of common stock outstanding
- Basic	26,454,558	26,454,394	26,454,558	26,433,743
- Diluted	26,454,558	26,454,394	26,454,558	26,433,743

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

		Nine Months Ended
		December 31,
		2011		2010
		(unaudited)		(restated)
Cash flow from operating activities
Net (loss) income		$110,480		$-1,956,735
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of livestock		791,130		503,235
Amortization of land use rights		23,392		12,724
Amortization of deferred financing costs		118,428		72,506
Allowance of bad debts		31,128		3,620
Employee stock-based compensation		127,643		1,133,854
Sales return allowance		-		(45,520)
Loss on write down of assets held for sale		623,305		-
Change in fair value of derivative liabilities		(1,438,689)		(843,037)
Accretion of debt discount		832,974		426,503
Settlement of registration penalties		124,880

(Increase) decrease in operating assets:
Restricted cash		-		29,665
Accounts receivable		(1,031,086)		(716,068)
Other receivable		(288,048)		210,722
Inventories		139,378		(1,714,974)
Prepaid expenses		159,786		939
Advances		63,316		422,022
Deferred tax asset and current assets		366,698		(281,850)

Rental Deposit
Increase (decrease) in operating liability:
Accounts payable		1,234,068		866,248
Advance from customers		39,687		(98,496)
Income and other tax payable		(217,268)		(176,197)
Other payable, bills payable and accrued expenses		(823,076)		142,288
Registration penalties and make good provision payable		(35,808)		293,029
Net cash provided by (used in) operating activities		952,318		(1,715,522)

Cash flows from investing activities
Purchase of property, plant and equipment		(851,808)		(578,270)
Deposit for construction of factory and warehouse		(78,759)		-
Deposit for purchase of machinery and equipment		(73,112)		(723,842)
Proceeds from sale of livestock		56,639		62,973
Purchase and breeding of livestock		(19,915)		(60,392)

Net cash used in investing activities		(966,955)		(1,299,531)

Cash flows from financing activities
Proceeds from short term loans		11,747,751		11,114,894
Repayment of short term loans		(9,670,225)		(9,608,176)
Repayment of long term loans		-		(30,965)
Net proceeds from issuance of Series A preferred stock		-		8,031,819
Change in restricted cash		1,021,445		(408,090)
Due (from) to shareholders		(0)		(6,026)
Net cash provided by financing activities		3,098,971		9,093,456
Effect of exchange rate changes in cash		449,527		153,780

Net increase in cash and cash equivalents		3,533,861		6,232,183

Cash and cash equivalents, beginning of period		13,360,392		4,727,677

Cash and cash equivalents, end of period		$16,894,253		$10,959,860

Supplemental disclosure of cash flow information
Cash paid during the period

Interest paid		$1,230,903		$464,016

Income tax paid		$803,202		$327,710

Supplemental disclosure of non-cash financing and investing activities:

Accretion of preferred stock		$5,376,479		$-

Acquisition of property, plant and equipment in other payable		$700,291		$-
Dividend payable	$		$

Non-cash exercise of warrants into common stock		$-		$67
Deposits transferred to construction in progress		$-		65,828

Deposits transferred to property, plant and equipment		$9,765		-

Accrued interest on convertible notes		$200,700		$-

Fair value of placement agent warrants in deferred cost financing		$-		$231,929

Transfer of property, plant and equipment and livestock to assets held for sale		$1,871,623		$-

Bank balance as per BS		16,894,253		10,959,860

CONTACT:
Yayi International Inc.
Chief Financial Officer
Ms. Veronica Chen, +86-22-2798 4169
veronica.chen@milkgoat.com.cn
or
Investor Relations, +1-646-328-0705
IR@milkgoat.com.cn